Exhibit 10.13.2

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

Effective April 1, 2007

(As Amended and Restated Effective as of January 1, 2009)

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

Mueller Water Products, Inc.

Supplemental Defined Contribution Plan

Effective April 1, 2007

(As Amended and Restated Effective as of January 1, 2009)

Purpose

The purpose of this Plan is to provide specified benefits referred to in the Employment Agreement between the Company and Gregory E. Hyland effective as of September 15, 2008. Mr. Hyland is considered part of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of Mueller Water Products, Inc. and its subsidiaries and affiliates. The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees. As such, the Plan is exempt from the application of Parts 2, 3 and 4 of Title I, and from Title IV, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is further exempt from certain ERISA reporting requirements in accordance with Department of Labor Regulation § 2520.104-23. The Plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code. The Plan is intended to comply with Section 409A of the Internal Revenue Code and the rules, regulations and guidance issued thereunder. The Plan supersedes any prior agreement, arrangement or understanding with respect to the benefits provided under this Plan.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 1

DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to the Participant, the Company Contribution Account.

1.2	“Affiliate” shall mean all of the companies that are either (a) members of the same controlled group of corporations, within the meaning of Code Section 414(b), or (b) under common control, within the meaning of Code Section 414(c), with the Company. Notwithstanding the foregoing, for purposes of determining whether the Participant has had a Separation from Service, “Affiliates” will be determined in accordance with the preceding sentence but substituting the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears under the Code Section 414(b) and Code Section 414(c) rules.

1.3	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive benefits under the Plan upon the death of the Participant.

1.4	“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that the Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.5	“Board” shall mean the board of directors of the Company.

1.6	“Cause” shall mean termination of the Participant’s employment, whether by or at the request of the Company, in connection with the Participant’s (i) willful failure to perform his assigned duties, and his failure to cure such failure within thirty days following written notice thereof from the Company, or (ii) intentional engagement in dishonest or illegal conduct in connection with his performance of his duties, or conviction of a felony, or (iii) material breach of the terms of his Employment Agreement, and failure to cure such breach within thirty days following written notice thereof from the Company.

1.7	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance issued thereunder.

1.8	“Committee” shall mean the Compensation and Human Resources Committee of the Board.

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SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

1.9	“Company” shall mean Mueller Water Products, Inc. and any successor thereto.

1.10	“Company Contribution Account” shall mean the Participant’s Company Contribution Amount adjusted in accordance with Sections 3.1 and 3.4 of the Plan, net of all distributions from such account. This account shall be a bookkeeping entry only, maintained by the Company, and shall be utilized solely as a device for the measurement and determination of the amount to be paid to the Participant pursuant to the Plan.

1.11	“Company Contribution Amount” shall mean the initial amount allocated to the Company Contribution Account in accordance with Section 3.1(a) of the Plan and thereafter the monthly amount allocated to the Company Contribution Account in accordance with Section 3.1(b) of the Plan.

1.12	“Disability” shall mean (consistent with requirements of Code Section 409A) either that the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or its affiliates, or (c) determined to be totally disabled by the United States Social Security Administration.

1.13	“Disability Benefit” shall mean a benefit set forth in Section 5.2.

1.14	“Employment Agreement” shall mean the Employment Agreement between the Company and Gregory E. Hyland effective as of September 15, 2008.

1.15	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

1.16	“FICA Tax” shall mean the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).

1.17

“Hardship” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s Beneficiary or a dependent (as defined in Code Section 152, without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Hardship shall be determined by the Committee on the basis of the facts of each case, including information supplied by

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SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

the Participant in accordance with uniform guidelines prescribed from time to time by the Committee. The Participant will be deemed not to have a Hardship to the extent that such hardship is or may be relieved:

(a)	through reimbursement or compensation by insurance or otherwise; or

(b)	by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship.

1.18	“Human Resources Officer” shall mean the Vice President - Compensation and Benefits, or a successor officer of the Company having overall responsibility for human resources matters.

1.19	“Participant” shall mean Gregory E. Hyland.

1.20	“Plan” shall mean the “Mueller Water Products, Inc. Supplemental Defined Contribution Plan”, which shall be evidenced by this instrument, as amended from time to time.

1.21	“Plan Year” shall mean the calendar year commencing each January 1 and ending on the next following December 31; provided that the first Plan Year shall be from the effective date, April 1, 2007, through December 31, 2007.

1.22	“Separation from Service” shall mean that the Participant separates from service, as defined in Code Section 409A, with the Company and all Affiliates. As a general overview of Section 409A’s definition of “separation from service”, an employee or director separates from service if the employee has a termination of employment or the director ceases to perform services (other than for death) with the Company and all Affiliates, determined in accordance with the following:

(a)

Leaves of Absence. The employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the employee retains a right to reemployment with the Company and all Affiliates under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the employee will return to perform services for the Company or an Affiliate. If the period of leave exceeds 6 months and the employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in

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SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.

(b)	Status Change. Generally, if an employee performs services both as an employee and an independent contractor, the employee must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations to be treated as having a Separation from Service. However, if an employee provides services as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the employee has a Separation from Service as an employee for purposes of this Plan.

(c)	Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the employer and the employee reasonably anticipate that (1) no further services will be performed after a certain date, or (2) the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and all Affiliates if the employee has been providing services to the Company and all Affiliates for less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the employee continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly-situated service providers have been treated consistently, and whether the employee is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which an employee is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection, the employee is treated as providing bona fide services at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an employee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month period).

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

1.23	“Termination Benefit” shall mean the benefit set forth in Section 5.1.

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SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 2

ELIGIBILITY/PARTICIPATION

2.1	Eligibility; Effective Date. The Participant commenced participation in the Plan effective as of April 1, 2007. The Plan is amended and restated effective as of January 1, 2009, to comply with Code Section 409A. This Plan supersedes all prior understandings and agreements with respect to a supplemental defined contribution benefit for the Participant.

2.2	Change of Employer. If the Participant is employed by any subsidiary or affiliate of the Company, the Participant will be considered as employed by the Company for purposes of the Plan.

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SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 3

CONTRIBUTIONS/VESTING/EARNINGS CREDITING

3.1	Company Contributions. Company Contribution Amounts will be credited to the Participant’s Company Contribution Account as follows:

(a)	as of April 1, 2007, the amount of $193,652;

(b)	commencing April 16, 2007 and as of the 16th day of each calendar month thereafter through the earlier of (1) September 16, 2010 or (2) the Participant’s death, Disability or Separation from Service for any reason other than Cause, an amount equal to 10% of the Participant’s then current base salary paid for the monthly period from the 16th day of the prior calendar month through the 15th day of the current calendar month. In the event of death, Disability or Separation from Service for any reason other than Cause, prior to September 16, 2010, a final credit for base salary through such event will be made as soon as practicable following such event.

3.2	Leave of Absence. If a Participant is authorized by the Company for any reason to take a leave of absence from employment on a paid or unpaid basis, no Company Contribution Amount shall be made for any full month during which the Participant is on such authorized leave of absence.

3.3	Vesting. The Participant shall be one hundred percent (100%) vested in the amount credited to his Company Contribution Account at all times. Notwithstanding the foregoing, if the Participant has a Separation from Service for Cause, the Company Contribution Account shall be forfeited in full.

3.4	Value of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, the value of the Participant’s Account Balance at any time and from time to time up to the date of payment shall be based upon the increase in the Account Balance determined as of the 15th day of each month at a rate that is, on an annualized basis, 120% of the applicable federal long-term rate, with compounding on a monthly basis (as prescribed under Code Section 1274(d)).

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 4

HARDSHIP WITHDRAWAL PAYOUTS

4.1	Hardship Distributions. The Committee shall have the power in its discretion to distribute all or a portion of the Participant’s vested Account Balance on any date in the event that the Participant, in the judgment of the Committee, experiences a Hardship. The Committee shall have the authority to require such evidence as it deems necessary to determine if, and to what extent, a distribution is warranted. Such distribution will be paid in a single-sum payment in cash within 90 days of the Committee’s determination that the Participant has incurred a Hardship (provided that such Hardship continues to exist on the date of the Committee’s determination). The amount of such single-sum payment will be limited to the amount that the Committee determines is reasonably necessary to meet the Participant’s requirements resulting from the Hardship. The amount of such distribution will reduce the Participant’s Account Balance.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 5

BENEFITS

5.1	Termination Benefit. If a Participant experiences a Separation from Service other than for Cause for any reason other than death or Disability, the Participant shall receive a Termination Benefit equal to his vested Account Balance paid in a single lump sum cash amount, less applicable tax withholdings, on the day that is 6 months and 1 day following the date of such Separation from Service.

5.2	Disability Benefit. If a Participant’s employment with the Company terminates by reason of Disability, then the Participant shall receive a Disability Benefit equal to his Account Balance paid in a single lump sum cash amount, less applicable tax withholdings, on the day that is 60 days following his Disability.

5.3	Survivor Benefit.

(a)	If a Participant dies while employed by the Company but before he otherwise has a Separation from Service, the Participant’s Beneficiary shall receive a survivor benefit equal to the Participant’s Account Balance paid as if the Company had terminated the employment of the Participant on the date of death and the Participant’s Beneficiary will be paid in a single lump sum cash amount on the day that is 90 days following the Participant’s death.

(b)	If a Participant dies after his Separation from Service for any reason other than for Cause and after payment of a lump sum under this Plan, the benefit shall have been paid in full and the Participant’s Beneficiary shall not receive any benefit.

5.4	Payment Subject to Compliance. Payment of any benefit under this Article 5 are subject to any applicable other requirement for legal compliance.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 6

BENEFICIARY DESIGNATION

6.1	Beneficiary. The Participant shall have the right, at any time, to designate a Beneficiary or Beneficiaries (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of the Company in which the Participant participates.

6.2	Beneficiary Designation; Change. The Participant shall designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Company’s Human Resources Officer, or his or her designated agent. The Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the rules and procedures established by the Company’s Human Resources Officer, as in effect from time to time. Upon the acceptance by the Company’s Human Resources Officer of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted prior to his death.

6.3	Acceptance. No designation or change in designation of a Beneficiary shall be effective until received, and accepted by the Company’s Human Resources Officer, or his or her designated agent.

6.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above, or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s Beneficiary shall be his beneficiary designated under the basic group life insurance plan of the Company or, in the absence of such beneficiary designation, the Participant’s estate.

6.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole and absolute discretion, to cause the Company to withhold such payments until this matter is resolved.

6.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and each of its subsidiaries and affiliates and the Committee from all further obligations under this Plan with respect to the Participant.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 7

TERMS OF ALL PAYMENTS

7.1	Delay for Specified Employees. Notwithstanding any contrary provision of this Plan, if (a) a distribution is scheduled to be made to an individual who is a “specified employee” (within the meaning of Code Section 409A, taking into account such elections as are made from time to time and as are binding on all of the Company’s deferred compensation plans), and (b) the distribution event is a Separation from Service, then no such distribution shall be before the date that is 6 months after the date of the individual’s Separation from Service (except in the event of his or her death), and any amounts that would have been distributed during the 6 months after the individual’s Separation from Service (except in the event of death) shall be accumulated and distributed on the date that is 6 months after the date of the individual’s Separation from Service (except in the event of his or her death).

7.2	Deferral of Payment. The Participant may defer the commencement of his distribution following Separation from Service other than for Cause to a later date by filing an election with the Company’s Human Resources Officer. Such an election shall not take effect until at least 12 months after the date on which it is made and if made within 12 months before the payment was scheduled to be made under the previous payment terms, shall not be effective. Such election may not in any event accelerate the timing or payment schedule of any distribution and the payment date shall be delayed to not less than 5 years after the date the distribution would otherwise have been made without regard to such election.

7.3	Acceleration of Payments. Except as otherwise specifically provided herein, no payment scheduled to be made under this Plan may be accelerated. Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Plan in accordance with Code Section 409A (provided that the Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence).

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 8

TERMINATION, AMENDMENT OR MODIFICATION

8.1	Termination. The Board reserves the right to terminate the Plan at any time. Upon the termination of the Plan, the Participant’s Account Balance shall be maintained and paid in accordance with the terms of the Plan but no new Company Contribution Amounts of any kind will be permitted. Notwithstanding the foregoing, earlier payment following termination of the Plan shall be permitted in accordance with Code Section 409A. Upon the payment of the last amount from any Account Balance, the Plan will be closed.

8.2	Amendment. No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of any Account Balance accrued and vested prior to the effective date of such amendment or termination, without the consent of the affected Participant or Beneficiary.

8.3	Effect of Payment. The full payment of the applicable benefit under Articles 4 or 5 of the Plan shall completely discharge the Company, its subsidiaries and affiliates and the Committee for all obligations to a Participant and Beneficiaries under this Plan.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 9

ADMINISTRATION

9.1	Committee Duties. This Plan shall be administered by the Committee. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

9.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ or designate agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel, actuaries, or accountants who may be counsel, actuaries or accountants to the Company.

9.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. Benefits under the Plan shall be payable only if the Committee determines that the Participant is entitled to them under the terms of the Plan.

9.4	Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

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SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 10

CLAIMS PROCEDURES

10.1	Filing Of A Claim For Benefits. If the Participant or a Beneficiary (the “claimant”) believes that he or she is entitled to benefits under the Plan which are not paid to him or which are not being accrued for his benefit, the claimant shall file a written claim therefore with the Committee.

10.2	Notification To Claimant Of Decision. Within 90 days after receipt of a claim by the Committee (or within 180 days if special circumstances require an extension of time), the Committee shall notify the claimant of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth.

(a)	the specific reason or reasons for the denial;

(b)	specific reference to pertinent provisions of the Plan on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the procedure for review of the denial and the time limits applicable thereto, including a statement regarding a claimant’s right to bring a civil action under ERISA Section 502(a).

10.3	Procedure For Review. Within 60 days following receipt by the claimant of notice denying his or her claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the claimant shall be provided, on request and free of charge, reasonable access to and copies of relevant documents and an opportunity to submit issues and comments in writing.

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SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

10.4	Decision on Review. The decision on review of a claim denied in whole or in part by the Committee shall be made in the following manner:

(a)	Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension.

(b)	With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based and provide that the claimant is entitled, on request and free of charge, reasonable access to and copies of relevant documents.

The decision of the Committee shall be final and conclusive.

10.5	Action By Authorized Representative Of Claimant. All actions set forth in this Article 10 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by the claimant to act in his or her behalf on such matters. The Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

10.6	Effect of Extensions. In the event that the Committee requests additional information necessary to determine the claim or appeal from a claimant, the claimant shall have at least 45 days in which to respond. The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the claimant of the request for additional information until the date the claimant responds to such request or, if earlier, the expiration of the deadline provided by the Committee.

10.7	Disability Claims. If a claimant challenges the determination of Disability under this Plan, then Section 10.2 shall be read with “45” instead of “90” and “90” instead of “180” in the number of days in such section, and Section 10.4 shall be read with “45” instead of “60” and “90” instead of “120” days in such section.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

ARTICLE 11

MISCELLANEOUS

11.1	Unsecured General Creditor. The Participant and his Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of the Company, its subsidiaries and affiliates. Any and all assets of the Company shall be, and remain, the general, unpledged and unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future with respect to the Participant.

11.2	Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to the Participant under the Plan except as expressly provided in the Plan.

11.3	Taxes. If the whole or any part of the Participant’s (or Beneficiary’s) Account Balance becomes subject to any estate, inheritance, income, employment or other tax which the Company (or an Affiliate) is required to pay or withhold, the Company (or Affiliate) will have the full power and authority to withhold and pay such tax out of any monies or other property that the Company (or Affiliate) holds for the account of the Participant (or Beneficiary) whose interests hereunder are so affected (other than any portion of the Participant’s (or Beneficiary’s) Account Balance that is not then payable hereunder). Without limiting the foregoing, if the whole or any part of the Participant’s (or Beneficiary’s) Account Balance becomes subject to FICA Tax or any state, local or foreign tax which the Company (or an Affiliate) is required to pay or withhold, the Company (or Affiliate) will have the full power and authority to withhold and pay such tax, together with any amounts required to be withheld for income tax under Code Section 3401 or under a corresponding state income tax provision, by reducing and offsetting the Participant’s Account Balance, without regard to whether any portion of the Participant’s (or Beneficiary’s) Account Balance is then payable hereunder. Prior to making any payment, the Company (or Affiliate) may require such releases or other documents from any lawful taxing authority as it deems necessary.

11.4	Nonassignability. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, levy, anticipation, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

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SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

11.5	Domestic Relations Orders.

(a)	Distributions Generally. Notwithstanding Section 11.4, upon receipt of a valid domestic relations order requiring the distribution of all or a portion of the Participant’s Account Balance to an alternate payee, the Committee will cause the Company to pay a distribution to such alternate payee. The distribution will be paid in a single-sum payment in cash. The distribution will be completed as soon as administratively feasible after the Committee determines that the order meets the elements of a valid domestic relations order, as set forth in subsection (b) hereof, or if later, when the terms of the order have been modified to meet such elements. No distribution will be completed unless and until the order constitutes a valid domestic relations order.

(b)	Requirements of a Domestic Relations Order. For purposes of this Section, a court order will be considered a valid domestic relations order if it relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant, and is made pursuant to the domestic relations law of a state. The order should clearly identify the name of the Participant and the alternate payee, the Plan, and the amount or percentage of the Participant’s Account Balance to be paid to the alternate payee, or the manner in which such amount or percentage is to be determined. The order may not require payment of a type or form of benefit other than as provided in subsection (a) hereof, payment of increased benefits or benefits to which the Participant does not have a vested right, or payment of benefits required to be paid to another alternate payee under another order previously determined to be a valid domestic relations order.

(c)	Domestic Relations Order Review Authority. The Committee will have authority to review and determine whether a court order meets the conditions of this Section, and to issue and adopt procedures that may be helpful in administering this Section.

The Company shall have no liability to any Plan Participant or Beneficiary to the extent that an Account Balance is reduced in accordance with the terms of a domestic relations order that the Company applies in good faith.

11.6	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

11.7	Not a Contract of Employment. No Plan Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant or to give any Participant the right to be retained in the service of the Company.

11.8	Furnishing Information. A Participant or his Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

11.9	Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

11.10	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.11	Governing Law. The provisions of this Plan shall be construed, governed and interpreted according to the laws of the State of Georgia, to the extent not preempted by United States Federal law.

11.12	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Chair, Compensation and Human Resources Committee

Board of Directors

c/o Mueller Water Products, Inc.

1200 Abernathy Road, N.E.

Atlanta, GA 30328

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

11.13	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

11.14	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

11.15	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.16	Counterparts. This instrument may be executed in one or more counterparts each of which shall be legally binding and enforceable.

MUELLER WATER PRODUCTS, INC.

SUPPLEMENTAL DEFINED CONTRIBUTION PLAN

IN WITNESS WHEREOF, the Company has executed this amended and restated Plan document as of                     , 2008.

MUELLER WATER PRODUCTS, INC.

By:
Donald N. Boyce

Its:	Chairman, Compensation and Human Resources Committee